Filed Pursuant to Rule 424(b)(3)
Registration No. 333-137289

PROSPECTUS

5,882,937 Shares

Common Stock

This prospectus may be used only for the sale or other disposition of up to 5,882,937 shares of common stock or interests therein by the selling stockholders identified in this prospectus.

We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholders. We will, however, receive the proceeds from the sale of shares of our common stock to certain selling stockholders to the extent they exercise for cash their warrants identified in this prospectus. We will pay the expenses incurred in registering the shares, including legal and accounting fees.

The price or prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. The selling stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. See the “Plan of Distribution” on page 7.

Our common stock is traded on the Nasdaq Capital Market under the symbol “ATCO.” On March 9, 2009, the last reported sales price for the common stock was $0.65 per share.

INVESTING IN THE COMMON STOCK OFFERED IN THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” ON PAGE 2 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is March 23, 2009.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this registration statement or any related prospectus, including any information incorporated herein by reference, is accurate as of any date other than the date on the front of the applicable document, or such earlier date as is expressly stated or otherwise apparent with respect to such incorporated information in the applicable document, regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since any such date.

The terms “we,” “us,” “our” and the “company,” as used in this prospectus, refer to American Technology Corporation, unless otherwise indicated.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus and in the documents incorporated by reference constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. We use words like “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” “estimates” and similar expressions to identify these forward-looking statements.

You should not place undue reliance on our forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. However, our actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous risks and uncertainties that are beyond our control, including those we discuss in “Risk Factors, “ the information incorporated therein by reference and elsewhere in this prospectus and in the documents incorporated by reference in this prospectus. The information in this prospectus speaks only as of the date of this prospectus and the information incorporated herein by reference speaks only as of its date. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. You should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and in the documents incorporated by reference. This summary does not contain all the information that you should consider before investing in our common stock. You should read this entire prospectus, including all documents incorporated by reference, carefully, especially “Risk Factors” and our consolidated financial statements and related notes incorporated by reference herein. Please see the section entitled “Where You Can Find More Information” on page 8 of this prospectus.

Our Business

American Technology Corporation develops and delivers innovative directed acoustic products that beam, focus and control sound over short and long distances. By placing sound only where needed, we not only enhance many typical speaker applications, but we offer novel sound applications that conventional speakers cannot achieve. We offer a variety of directional sound products for applications ranging from focusing digital signage advertising on a customer at ten feet to protecting assets by communicating with and deterring threats over distances greater than 500 meters. Since 1996, we have been at the forefront developing new acoustic innovations to project, focus, shape and control sound and we believe we have established a significant competitive advantage in our principal markets. Our Long Range Acoustic Device or LRAD® is pioneering a new worldwide market for directional long-range acoustic hailing and warning devices capable of communicating with authority and clarity over 500 meters. We also believe we are the leader in commercializing parametric speakers, branded as HyperSonic® sound or HSS®.

We have 41 patents issued worldwide covering our various sound technologies, of which 38 are patents issued in the United States. We also have 46 pending patent applications worldwide, of which 25 are pending patent applications in the United States.

Our shares of common stock trade on the NASDAQ Capital Market under the symbol “ATCO.” We had 30,535,207 shares issued and outstanding by 1,045 holders of record of our common stock as of March 9, 2009.

Our address is 15378 Avenue of Science, Suite 100, San Diego, California, 92128, our telephone number is (858) 676-1112, and our internet website is located at www.atcsd.com. The information on our website is not incorporated by reference into this report nor is it part of this report. See the section entitled “Where You Can Find More Information” on page 8 of this prospectus.

The Offering

This prospectus covers securities which we issued in two separate financing transactions.

August 2006 Financing. We entered into a securities purchase agreement, dated as of August 4, 2006 with some of the selling stockholders. We refer to these selling stockholders as the August 2006 Financing stockholders. The August 2006 Financing stockholders paid us an aggregate of approximately $9.5 million in gross proceeds in consideration for 4,870,512 shares of our common stock at a price of $1.95 per share. In connection with this financing, we issued warrants to each August 2006 Financing stockholder. The warrants are currently exercisable for an aggregate of 1,948,199 shares of common stock at an exercise price of $2.67 per share. These warrants are exercisable from February 7, 2007 until August 6, 2010. The warrants contain provisions which would adjust the exercise price, and in inverse proportion adjust the number of shares subject to the warrant, in the event we pay or effect stock dividends or splits, or in the event we sell shares of our common stock at a purchase price, or options or warrants to purchase shares of our common stock having an exercise price, less than the exercise price of the applicable warrant.

We also agreed to file a registration statement, of which this prospectus is a part, on or before September 6, 2006 to register for resale the shares purchased under the securities purchase agreement as well as the shares that may be purchased under the warrants. We also agreed to have the registration statement declared effective as soon as possible and in any event within ninety days after August 7, 2006. Once the registration statement is declared effective, we have agreed to use our best efforts to keep it effective for five years after the date the registration statement is declared effective, or the earlier date when all of the shares covered by this prospectus have been sold or may be sold without volume restrictions in accordance with Rule 144(k) under the Securities Act of 1933. If we do not comply with our registration obligations, we have agreed to pay to each selling stockholder liquidated damages in the amount of 0.0165% per day until 180 days after the closing and 0.033% per day thereafter, but not to exceed a total of 20% of the purchase price paid by each selling stockholder. We have also agreed to pay liquidated damages in that amount during any time that the exercisability of the warrants is suspended.

July 2005 Financing. We entered into a securities purchase agreement, dated as of July 14, 2005, with some of the selling stockholders. We refer to these selling stockholders as the July 2005 Financing stockholders. The July 2005 Financing stockholders paid us an aggregate of approximately $14 million in gross proceeds in consideration for 2,868,851 shares of our common stock at a price of $4.88 per share. In connection with this financing, we issued two warrants to each July 2005 Financing stockholder. The “A” Warrants are exercisable for an aggregate of 717,213 shares of common stock at an exercise price of $6.36 per share (adjusted to $5.44 per share as described below). These warrants are exercisable from January 18, 2006 until July 18, 2009. The “B” Warrants were exercisable for an aggregate of 864,706 shares of common stock at an exercise price of $7.23 per share. These warrants were exercisable from September 28, 2005 until March 28, 2006, but none of such warrants were exercised.

The exercise price of the outstanding “A” warrants, and the number of shares of our common stock for which these warrants may be exercised, is subject to adjustment if we sell shares of our common stock for, or issue options, warrants or convertible securities which may be exercised or converted into shares of our common stock at an exercise or conversion price, less than their respective effective exercise prices. As a result of our August 2006 Financing, the holders of the “A” warrants had the right to elect to reduce the exercise price of such warrants from $6.36 to $5.44 per share, and to increase the number of shares purchasable under such warrants in inverse proportion to the exercise price change. Each holder elected to receive the benefit of this adjustment. This prospectus includes the 121,276 additional shares purchasable under such warrants by such holders.

The shares and the original number of shares subject to warrants in the July 2005 Financing were registered on a registration statement declared effective by the SEC on September 28, 2005. We have agreed to use our best efforts to keep it effective for five years after the original effectiveness date, or the earlier date when all of the shares covered by such registration statement have been sold or may be sold without volume restrictions in accordance with Rule 144(k) under the Securities Act of 1933. If we do not comply with our registration obligations, we have agreed to the investors in such financing or their assignees liquidated damages of 1% of the investment amount per month that we are out of compliance with our registration obligations. We have also agreed to pay liquidated damages in that amount during any time that the exercisability of the warrants is suspended.

We will not receive any proceeds from the sale of securities by the selling stockholders. See “Use of Proceeds” on page 3 of this prospectus.

RISK FACTORS

Before deciding to purchase, hold or sell our common stock, you should carefully consider the risks, cautionary statements and other information contained in this prospectus and in our other filings with the SEC that we incorporate by reference, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2008. The risks and uncertainties described in these documents are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business. If any of these known or unknown risks or uncertainties actually occurs with material adverse effects on our company, our business, financial condition, results of operation and/or liquidity could be seriously harmed. In that event, the market price for our common stock will likely decline, and you may lose all or part of your investment.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2008 filed with the SEC on December 4, 2008;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2008 filed with the SEC on February 5, 2009;

•	Our Current Reports on Form 8-K filed with the SEC on December 10, 2008 and January 9, 2009; and

•

The description of our common stock contained in our registration statement on Form 10-SB, effective August 1, 1994, including any amendment or report filed for the purpose of updating such description.

You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference.

You may obtain a copy of any of the above-referenced documents, at no cost, from our website at www.atcsd.com. The information contained in, or that can be accessed through, our website is not part of this prospectus. We will also furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct your requests for documents to:

Director, Investor Relations

American Technology Corporation

15378 Avenue of Science, Suite 100

San Diego, California 92128

(858) 676-1112

USE OF PROCEEDS

We will not receive any proceeds from the sale or other disposition of the shares of common stock or interests therein offered by this prospectus. We will issue an aggregate of 2,069,475 shares of common stock potentially offered by this prospectus only upon the exercise of stock purchase warrants by certain of the selling stockholders. If the selling stockholders exercise the stock purchase warrants for cash, we could receive proceeds of up to approximately $5.86 million. There can be no assurance that the selling stockholders will exercise any of these warrants, or, if exercised, that they will be exercised for cash, that any of the underlying shares of common stock will be sold under this prospectus, or that we will receive any proceeds from the exercise of the stock purchase warrants.

SELLING STOCKHOLDERS

We are registering for sale or other disposition shares of our common stock held by the selling stockholders. The term “selling stockholders” includes the stockholders listed below and their transferees, pledgees, donees or other successors.

The following table sets forth information regarding beneficial ownership of our common stock which is based on information provided by the selling stockholders as of January 15, 2008 (except as otherwise noted) and additional shares purchasable upon exercise of outstanding warrants, unless otherwise noted. This information is based upon information provided by the selling stockholders. The selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares of common stock in transactions exempt from the registration requirements of the Securities Act since the date as of which they provided this information.

Except as described below, none of the selling stockholders has held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our securities. We may amend or supplement this prospectus from time to time to update the disclosure set forth in it.

Each of the selling stockholders that is affiliated with a registered broker-dealer purchased the securities offered hereby in the ordinary course of business and do not have any agreement or understandings, directly or indirectly, to distribute the shares offered by this prospectus.

Name of Selling Stockholder	Common Stock Acquired in August 2006 Financing	Common Stock Underlying Warrant Acquired in August 2006 Financing	Additional Warrant Shares for July 2005 Financing (1)	Total Common Stock Beneficially Owned Before Offering	Maximum Shares Offered Hereby (2)	Shares of Common Stock Beneficially Owned After Offering (3)
Special Situations Fund III QP, L.P.(4)(6)	931,165	372,466	27,877	2,140,002	1,331,508	—
Special Situations Fund III L.P.(4)(5)(6)	28,482	32,422	2,443	77,797	63,347	—
Special Situations Private Equity Fund, L.P.(4)(5)(6)	256,411	102,564	12,734	741,245	371,709	—
Special Situations Technology Fund, L.P.(4)(5)(6)	108,463	43,385	2,425	243,589	154,273	—
Special Situations Technology Fund II, L.P.(4)(5)(6)	674,188	269,675	15,159	1,514,685	959,022	—
Iroquois Master Fund LLC(4)(5)(7)	128,305	410,256	25,988	816,886	564,549	—
Scot Cohen(10)(11)	575,641	230,256	—	1,020,256	805,897	—
Ganesha Investments LLP(10)(12)	205,128	82,051	—	287,179	287,179	—
Abraham Wolfson(10)(13)	25,641	10,256	—	425,826	35,897	—
South Ferry #2, LP(10)(14)	115,385	46,154	—	389,929	161,539	—
EL Equities, LLC(10)(15)	22,500	15,384	—	37,884	37,884	—
Morris Wolfson(10)(16)	25,641	10,256	—	425,826	35,897	—
Aaron Wolfson(10)(17)	51,282	20,513	—	552,559	71,795	—
American Capital Management LLC(10)(18)	128,205	51,282	—	179,487	179,487	—
Carlos J. Conde(10)(19)	76,923	30,769	—	107,692	107,692	—
Ari S. Goldman(10)	—	20,513	—	20,513	20,513	—
Scot Jason Cohen Foundation Inc.(10)(20)(29)	51,282	20,513	—	71,795	71,795	—
Cam Gallagher(10)(29)	51,282	20,513	—	71,795	71,795	—
United Systems Investments Limited (10)(21)(29)	51,282	20,513	—	71,795	71,795	—
Philip Mirabelli(10)(22)	—	10,256	—	189,743	10,256	—
Jonathan Manela(10)(23)(29)	25,641	10,256	—	35,897	35,897	—
Abbe Berman Foundation Trust(10)(24)	25,641	10,256	—	60,897	35,897	—

Name of Selling Stockholder	Common Stock Acquired in August 2006 Financing	Common Stock Underlying Warrant Acquired in August 2006 Financing	Additional Warrant Shares for July 2005 Financing (1)	Total Common Stock Beneficially Owned Before Offering	Maximum Shares Offered Hereby (2)	Shares of Common Stock Beneficially Owned After Offering (3)
Colman Abbe(10)(25)	25,641	10,256	—	197,491	35,897	—
Richard K. Abbe custodian for Talia Abbe(10)(26)	42,735	17,094	—	59,829	59,829	—
Richard K. Abbe custodian for Samantha Abbe(10)(26)	42,735	17,094	—	59,829	59,829	—
Richard K. Abbe custodian for Bennett Abbe(10)(26)	42,735	17,094	—	59,829	59,829	—
Gary Malhotra(10)	14,205	10,256	—	24,461	24,461	—
Merav Abbe Trust(10)(27)	25,641	10,256	—	60,897	35,897	—
Joshua Silverman(10)(28)	12,821	5,128	—	834,835	17,949	—
James McNally(10)	38,461	15,384	—	53,845	53,845	—
Ryan Estis(10)	10,000	5,128	—	15,128	15,128	—
SDS Capital Group SPC, Ltd(5)(8)	—	—	8,662	59,892	8,662	—
Pequot Scout Fund, L.P.(5)(9)	—	—	17,122	118,378	17,122	—
Pequot Mariner Master Fund, L.P.(5)(9)	—	—	8,866	61,299	8,866	—

Total	3,813,462	1,948,199	121,276		5,882,937

(1)	The selling stockholders which hold “A” warrants received in the July 2005 Financing exercised their right to elect to reduce the exercise price of such warrants and to increase the number of shares purchasable under such warrants as a result of our August 2006 Financing. This prospectus includes the additional shares purchasable under such warrants by such holders. The common stock underlying these warrants is shown as being beneficially owned in the selling stockholder table.
(2)	Includes the shares of common stock which are the subject of this prospectus as follows: 3,813,462 shares of common stock previously issued and reported as still held by the August 2006 Financing stockholders, 1,948,199 shares of common stock that may be acquired by the August 2006 Financing stockholders upon exercise of their respective warrants, and 121,276 additional shares of common stock that may be acquired by the July 2005 Financing stockholders upon exercise of their respective warrants as a result of the warrant adjustments.
(3)	Assumes that all shares included in this prospectus and any other shares held before the commencement of the offering are sold and that the selling stockholders do not acquire any additional shares of our common stock.
(4)	Each of these selling stockholders is an August 2006 Financing stockholder.
(5)	Each of these selling stockholders is a July 2005 Financing stockholder.
(6)	MGP Advisors Limited Partnership, or MGP, is the general partner of the Special Situations Fund III, L.P. and the Special Situations Fund III QP, L.P. AWM Investment Company, Inc., or AWM, is the general partner of MGP. SST Advisers, L.L.C., or SSTA, is the general partner of the Special Situations Technology Fund, L.P. and Special Situations Technology Fund II, L.P. MG Advisers, L.L.C., or MG, is the general partner of the Special Situations Private Equity Fund, L.P. AWM is the investment adviser to Special Situations Fund III QP, L.P., Special Situations Technology Fund, L.P., Special Situations Technology Fund II, L.P. and Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, AWM, SSTA and MG, and are principally responsible for the selection, acquisition, voting and disposition of the portfolio securities by each investment adviser on behalf of its fund. Both Messrs. Marxe and Greenhouse share voting and dispositive power with respect to shares held by these selling stockholders. Information regarding beneficial ownership is provided as of December 31, 2008. Includes, as applicable, shares issuable upon exercise of outstanding options and warrants within 60 days of December 31, 2008.
(7)	Mr. Joshua Silverman has voting and dispositive power with respect to shares held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of the shares held by Iroquois Master Fund Ltd.
(8)	SDS Management, LLC, or SDSM, is the investment manager of SDS Capital Group SPC, Ltd. Mr. Steve Derby is the Managing Member of SDSM. Mr. Steve Derby and SDSM each may be deemed to have shared voting and dispositive power with respect to shares held by SDS Capital Group SPC, Ltd. The information regarding beneficial ownership of our common stock held by SDS Capital Group SPC, Ltd is as of January 15, 2008. Mr. Derby disclaims beneficial ownership of the shares held by SDSM, except to the extent of his pecuniary interest.
(9)	Pequot Capital Management, Inc., or PCM, is the Investment Manager/Advisor (as applicable) of and the beneficial owner of the listed securities and has sole investment, voting and dispositive power with respect to all the shares held by Pequot Scout Fund, L.P. and Pequot Mariner Master Fund, L.P. Mr. Arthur J. Samberg is the controlling shareholder of PCM and disclaims beneficial ownership of the shares except for his pecuniary interest. The information regarding beneficial ownership of our common stock held by Pequot Scout Fund, L.P. and Pequot Mariner Master Fund, L.P. is as of August 15, 2006.

(10)	On October 25, 2006, ICF, LLC distributed the 1,793,589 shares, and warrants exercisable for 717,436 shares (rounded down to an aggregate of 717,431 shares as a result of the transfer), of our common stock that it received in the August 2006 Financing to each of its members, of which this selling stockholder is one. Unless otherwise noted, ownership information was provided by the selling stockholder as of January 15, 2008.
(11)	Information regarding beneficial ownership is provided as of January 15, 2008.
(12)	Siman J. Evans is the partner of and has voting and dispositive power with respect to the shares held by Ganesha Investments LLP.
(13)	Abraham Wolfson is a general partner of and shares voting and dispositive power with respect to the shares held by South Ferry #2, LP. The amount shown under “Total Common Stock Beneficially Owned Before Offering” includes 389,929 shares held by South Ferry #2, LP. Mr. Wolfson disclaims beneficial ownership of the shares held by South Ferry #2, LP.
(14)	Abraham Wolfson and Aaron Wolfson are the general partners of, and Morris Wolfson is the portfolio manager of, and each shares voting and dispositive power with respect to, the shares held by South Ferry #2, LP. Abraham Wolfson, Aaron Wolfson and Morris Wolfson each disclaims beneficial ownership of the shares held by South Ferry #2, LP.
(15)	Eli Leviton is the manager of and has voting and dispositive power with respect to the shares held by EL Equities, LLC.
(16)	Morris Wolfson is the portfolio manager of and shares voting and dispositive power with respect to the shares held by South Ferry #2, LP. The amount shown under “Total Common Stock Beneficially Owned Before Offering” includes 389,929 shares held by South Ferry #2, LP. Mr. Wolfson disclaims beneficial ownership of the shares held by South Ferry #2, LP.
(17)	Aaron Wolfson is a general partner of and shares voting and dispositive power with respect to the shares held by South Ferry #2, LP. The amount shown under “Total Common Stock Beneficially Owned Before Offering” includes 389,929 shares held by South Ferry #2, LP. Mr. Wolfson disclaims beneficial ownership of the shares held by South Ferry #2, LP.
(18)	Philip Mirabelli has voting and dispositive power with respect to the shares held by American Capital Management LLC.
(19)	Mr. Conde is an affiliate of Olympus Securities, a registered broker-dealer.
(20)	Phyllis Cohen has voting and dispositive power with respect to the shares held by Scot Jason Cohen Foundation Inc.
(21)	Moses Kraus has voting and dispositive power with respect to the shares held by United Systems Investments Limited.
(22)	Philip Mirabelli has voting and dispositive power with respect to the shares held by American Capital Management LLC. The amount shown under “Total Common Stock Beneficially Owned Before Offering” includes 179,487 shares held by American Capital Management LLC. Mr. Mirabelli disclaims beneficial ownership of the shares held by American Capital Management LLC.
(23)	Mr. Manela is an affiliate of Smith Barney, a registered broker-dealer.
(24)	Colman Abbe is the trustee of the Abbe Berman Foundation Trust and has voting and dispositive power with respect to the shares held by it.
(25)	Colman Abbe is the trustee and has voting and dispositive power with respect to the shares held by the Merav Abbe Trust and the Abbe Berman Foundation Trust. The amount shown under “Total Common Stock Beneficially Owned Before Offering” includes 60,897 shares held by the Merav Abbe Trust, and 60,897 shares held by the Abbe Berman Foundation Trust. Mr. Abbe disclaims beneficial ownership of the shares held by the Merav Abbe Trust and the Abbe Berman Foundation Trust.
(26)	Richard K. Abbe has voting and dispositive power with respect to the shares held as custodian for Talia Abbe, Samantha Abbe and Bennett Abbe.
(27)	Colman Abbe is the trustee of the Merav Abbe Trust and has voting and dispositive power with respect to the shares held by it.
(28)	Joshua Silverman has voting and dispositive power with respect to the shares held by Iroquois Master Fund Ltd. The amount shown under “Total Common Stock Beneficially Owned Before Offering” includes 816,886 shares held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of the shares held by Iroquois Master Fund Ltd. Information regarding beneficial ownership is provided as of September 5, 2006.
(29)	Information regarding beneficial ownership is provided as of October 1, 2006 supplemented by the transfer described in Note 10.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the applicable selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Durham, Jones & Pinegar, St. George, Utah.

EXPERTS

Squar, Milner, Peterson, Miranda and Williamson, LLP, an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K as of and for the years ended September 30, 2008 and 2007 as set forth in their report dated December 4, 2008, which is incorporated herein by reference in this prospectus and elsewhere in the registration statement. Such consolidated financial statements are incorporated herein by reference in reliance on Squar, Milner, Peterson, Miranda and Williamson, LLP’s aforementioned report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a post-effective amendment to the registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the shares of common stock being offered by this prospectus. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information with respect to the company and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We electronically file annual, quarterly and special reports, proxy and information statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov.